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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement             / /  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY RULE 14A-
                                                  6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           FRISCH'S RESTAURANTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                           FRISCH'S RESTAURANTS, INC.

                            NOTICE OF ANNUAL MEETING

TO THE SHAREHOLDERS:

     The annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation, will be held at the QUALITY HOTEL RIVERVIEW, 666 FIFTH STREET, COVINGTON, KY. 41011 on Monday, October 2, 1995 at 10 o'clock in the morning, Eastern Daylight Savings Time, for the following purposes:

     1. To elect four Directors to hold office for terms of two years;

     2. To ratify and approve the appointment of Grant Thornton LLP as independent auditors;

     3. To act on a shareholder proposal to amend the Code of Regulations to require that a majority of the Board of Directors be independent of management.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on August 1, 1995 are entitled to vote at the annual meeting and any adjournment thereof.

                                         ALFRED M. COHEN
                                         Secretary

Cincinnati, Ohio
August 22, 1995

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                           FRISCH'S RESTAURANTS, INC.
                              2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206

     The Proxy and Proxy Statement will first be sent to shareholders on or about August 22, 1995.

                                PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of the Company. The shares represented by each valid Proxy received in time will be voted at the meeting as specified. If no specification is made, the shares represented by the Proxy will be voted for the election as Directors of each of the nominees listed thereon, in favor of the proposal to ratify and approve the auditors, against the shareholder proposal to amend the Code of Regulations and at the discretion of the holder of the Proxy on any other matter that properly may come before the meeting. The Proxy may be revoked by a subsequently dated Proxy, by written notice to the Company or in open meeting.

     Holders of shares of Common Stock on the books of the Company at the close of business on August 1, 1995 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. The Company then had outstanding voting securities consisting of 6,618,952 shares of Common Stock, the holders of which are entitled to one (1) vote per share, together with the right to cumulate votes under the circumstances described below.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information, as of August 1,1995 (unless a different date is specified in the notes to the table), with respect to (a) each person known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (b) each Director of the Company, (c) each executive officer of the Company named in the Summary Compensation Table herein, and (d) all Directors and executive officers of the Company as a group:

               Name and Address of                          Amount              Percent
                Beneficial Owner                      Beneficially Owned        of Class
-------------------------------------------------    --------------------     ------------
William D. Witter, Inc...........................            675,891(1)           10.6%
153 East 53rd Street
New York, New York 10022

                                                            Amount              Percent
                      Name                            Beneficially Owned        of Class
-------------------------------------------------    --------------------     ------------
Jack C. Maier....................................          1,632,538(2)(3)        24.4%
Alfred M. Cohen..................................                949                 *
Marvin G. Fields.................................             21,388(5)              *
Daniel W. Geeding................................                628                 *
Blanche F. Maier.................................            643,860(3)(4)         9.7%
Craig F. Maier...................................            915,341(6)           13.6%
Richard T. Mallon................................              4,753(7)              *
William A. Mauch.................................              1,977                 *
Louis J. Ullman..................................             17,676(8)              *
All Directors and executive officers
as a group (11 persons)..........................          1,907,177              27.9%

---------------

* Less than 1% of class
(1) The information given is as of February 10, 1995, as reported in amended
    Schedule 13G filed with the Securities and Exchange Commission.

(2) Includes 206,357 shares over which Mr. Maier holds sole voting and investment power as trustee and 78,952 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 704,450 shares over which Mr. Maier shares voting and investment power with Craig F. Maier and Karen F. Maier, 560,335 shares over which he shares such power with Blanche F. Maier as general partners of the Jack C. Maier and Blanche F. Maier Limited Partnership, and 82,444 shares over which he shares such power with Blanche F. Maier as co-trustee. See footnotes (4) and (6). Not included in this amount are 1,081 shares owned by Mr. Maier's wife, Blanche F. Maier, as to which he disclaims beneficial ownership.

(3) Blanche F. Maier is the wife of Jack C. Maier. Mr. and Mrs. Maier beneficially own in the aggregate 1,633,619 shares, representing 24.4% of the Company's outstanding Common Stock. Craig F. Maier is the son of Jack C. Maier and Blanche F. Maier.

(4) Includes 1,081 shares over which Mrs. Maier holds sole voting and investment power, 560,335 shares over which she shares voting and investment power with Jack C. Maier as general partners of the Jack C. Maier and Blanche F. Maier Limited Partnership and 82,444 shares over which she shares such power with Jack C. Maier as co-trustee. Not included in this amount are 206,357 shares owned by Mrs. Maier's husband, Jack C. Maier as trustee, as to which she disclaims beneficial ownership.


                                      2


(5) Includes 8,232 shares over which Marvin G. Fields has sole voting and investment power and 13,156 shares which he has the right to acquire pursuant to the exercise of employee stock options.


(6) Includes 116,683 shares over which Craig F. Maier has sole voting and investment power and 94,208 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 704,450 shares over which he shares voting and investment power with Jack C. Maier and Karen F. Maier.

(7) Includes 150 shares over which Richard T. Mallon has sole voting and investment power and 4,603 shares which he has the right to acquire pursuant to the exercise of employee stock options.

(8) Includes 4,520 shares over which Louis J. Ullman has sole voting and investment power and 13,156 shares which he has the right to acquire pursuant to the exercise of employee stock options.



                        DIRECTORS AND EXECUTIVE OFFICERS

                                   DIRECTORS

     At the annual meeting four Directors are to be elected to serve until the annual meeting in 1997. All of the Directors to be elected at the annual meeting will serve for two year terms and until their successors have been elected and qualified. If nominations are made from the floor, it is intended that the enclosed Proxy will be voted only for the persons nominated by the Board of Directors. In case any nominee is unable or declines to serve, it is intended that the enclosed Proxy will be voted for the balance of those named and for such other person, if any, as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors has no knowledge or reason to believe that any nominee will be unable or unwilling to serve.

     The four nominees receiving the greatest number of votes will be elected as Directors. Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies which are marked "Withhold Authority" or on which a broker has indicated a lack of discretionary authority will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors.

     Shareholders have cumulative voting rights in the election of Directors. If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than forty-eight (48) hours before the time fixed for holding the annual meeting, that cumulative voting for the election of Directors is desired and if an announcement of the giving of such notice is made upon convening of the meeting, each shareholder shall have the right to cumulate votes in voting for the Directors. When cumulative voting is in effect, ballots will be distributed to all shareholders present at the meeting. The number of votes to which each shareholder is entitled shall be equal to the number of shares held multiplied by the number of Directors to be elected. Votes then may be cast for one nominee or distributed among the nominees in any manner desired. The Board of Directors is not soliciting discretionary authority to cumulate votes.

                                     Positions with the Company,
                                         Business Experience                       Director
    Directors                          and Other Directorships                     Since
------------------    ---------------------------------------------------------    -----

     The following Directors have been nominated for election at the 1995 annual meeting to serve until the annual meeting in 1997 and until their successors are elected and qualified:

 Marvin G. Fields     Senior Vice President and Chief Operations Officer of the     1975
     (age 60)         Company
Daniel W. Geeding     Director of the Company; Dean, College of Business            1992
     (age 53)         Administration, Xavier University; Director of Zaring
                      Homes, Inc. and Glenway Financial Corporation
 Blanche F. Maier     Director of the Company                                       1961
     (age 68)
  Craig F. Maier      President and Chief Executive Officer of the Company          1984
     (age 45)


     The following Directors were elected at the 1994 annual meeting to serve until the annual meeting in 1996 and until their successors are elected and qualified.

 Alfred M. Cohen      Secretary of the Company; Attorney, Partner of firm of        1968
     (age 66)         Cohen, Todd, Kite & Stanford
  Jack C. Maier       Chairman of the Board of the Company                          1961
     (age 70)
 William A. Mauch     Director of the Company; Administrator of the Cincinnati      1992
     (age 74)         office of the law firm of Thompson, Hine and Flory;
                      Director of Blue Chip Savings Bank
 Louis J. Ullman      Senior Vice President and Chief Financial Officer of the      1965
     (age 63)         Company

                                   COMMITTEES

     The Board of Directors of the Company held thirteen meetings during the fiscal year ended May 28, 1995. All Directors attended at least 75% of the meetings except Blanche F. Maier. She is not a member of any committee of the Board. The Company paid directors who are not employees a fee of $600 for each meeting of the Board attended. In addition, Messrs. Geeding and Mauch are each paid a directors fee of $12,000 annually.

     The Board of Directors of the Company has an audit committee and a compensation committee, but has no nominating committee.

     The audit committee is composed of Daniel W. Geeding and William A. Mauch. During the fiscal year ended May 28, 1995, the committee held five meetings and performed the following functions: review and assessment of internal audit, financial planning, internal control, reporting processes, public reporting of financial statements, recommendations to the Board of Directors for independent certified public accountants to audit the books of the Company for the fiscal year, evaluation of the performance and independence of the auditors and review and approval of the scope of the audit and the audited financial statements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended May 28, 1995, the members of the Compensation Committee were Jack C. Maier, Craig F. Maier, and Louis J. Ullman. The committee held two meetings and performed the following functions during the year: establishment of policies with respect to compensation of the Company's executive officers, other than Craig F. Maier and Jack C. Maier, and determination of such compensation.

     During the fiscal year ended May 28, 1995, a franchised restaurant owned by children of Jack C. Maier, an officer and director of the Company, and Blanche
F. Maier, a director of the Company, made purchases from the Company's commissary totaling $459,610 and paid to the Company advertising fees of $43,008, employee leasing fees of $576,394, payroll and accounting fees of $21,393 and franchise fees of $64,512. Other members of Mr. and Mrs. Maier's family are the owners of a franchised restaurant which during such fiscal year made purchases from the Company's commissary totaling $669,290 and paid to the Company advertising fees of $63,263, employee leasing fees of $813,779, payroll and accounting fees of $24,547 and franchise fees of $94,804.

     During the fiscal year ended May 28, 1995, a franchised restaurant owned by Craig F. Maier, an officer and director of the Company, made purchases from the Company's commissary totaling $342,408 and paid to the Company advertising fees of $31,642, employee leasing fees of $430,908, payroll and accounting fees of $19,148 and franchise fees of $47,463.

     The above described transactions were effected on terms no less favorable to the Company and no more favorable to the other parties thereto than would have been agreed upon in transactions with persons having no relationship with the Company.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In addition to the transactions described under the heading "Compensation Committee Interlocks and Insider Participation," Alfred M. Cohen, an officer and director of the Company, is a partner of the law firm of Cohen, Todd, Kite & Stanford, general counsel to the Company.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Act"), the Company's Directors, certain of its officers and persons owning more than 10% of the outstanding shares of its Common Stock are required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on a review of the reports which were furnished to it and certain written representations of each reporting person, the Company believes that the aforesaid filing requirements were satisfied.

                             EXECUTIVE COMPENSATION

     The following information is furnished with respect to each of the five most highly compensated executive officers of the Company, including the Chief Executive Officer, for the fiscal year ended May 28, 1995.


                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION             LONG-
                                        ---------------------------------       TERM
                                                                  OTHER       COMPEN-        ALL
                                                                  ANNUAL       SATION       OTHER
                                                                 COMPEN-       AWARDS      COMPEN-
       NAME AND TITLE          YEAR      SALARY       BONUS       SATION      OPTIONS       SATION
-----------------------------  ----     --------     --------    --------     --------     --------
Craig F. Maier...............  1995     $133,780     $      0    $16,039 (b)               $ 1,218 (d)
President and Chief            1994      132,034            0     16,945 (b)                 1,218 (d)
Executive Officer              1993      130,112      250,724         (a)      12,527(c)     1,218 (d)
Jack C. Maier................  1995      428,095            0         (a)                   85,000 (e)
Chairman of the Board          1994      422,507            0         (a)                   85,000 (e)
                               1993      416,357            0         (a)                   85,000 (e)
Marvin G. Fields.............  1995      170,570            0         (a)                    4,384 (f)
Senior Vice President and      1994      170,188            0         (a)                    3,260 (f)
Chief Operations Officer       1993      165,112       16,560         (a)                    2,120 (f)
Louis J. Ullman..............  1995      148,105            0         (a)                    3,166 (g)
Senior Vice President and      1994      148,105        2,284         (a)                    2,461 (g)
Chief Financial Officer        1993      148,105       13,309         (a)                    1,663 (g)
Richard T. Mallon............  1995      100,057            0     11,267 (b)                 1,687 (h)
Vice President - Big Boy       1994      100,057            0     12,379 (b)                 1.226 (h)
Division                       1993      100,057            0     11,343 (b)                   687 (h)

---------------

(a) Perquisites and other personal benefits for 1993, 1994 and 1995 received by Messrs. Jack C. Maier, Fields, and Ullman, and for 1993 received by Craig F. Maier did not, as to any of them, exceed the lesser of $50,000 or ten percent of the sum of their respective salary and bonus for such year.

(b) Perquisites and other personal benefits received by Mr. Maier consisted of $4,476 in 1995 and $4,849 in 1994 for auto allowance, $4,431 in 1995 and
    $5,589 in 1994 for premiums for medical reimbursement insurance, and $7,132 in 1995 and $6,507 in 1994 for supplemental long term disability insurance premiums. Perquisites and other personal benefits received by Mr. Mallon include $4,849 auto allowance in all three years, and $4,431 in 1995, $5,589 in 1994 and $4,614 in 1993 for premiums for medical reimbursement insurance.

(c) Indicates the number of stock options earned as a part of incentive compensation for the fiscal year shown.

(d) Represents the premium paid on split dollar life insurance policies.

(e) Represents the premium paid on a life insurance policy which funds the retirement compensation provided for in Mr. Maier's employment agreement.

(f) Represents premiums paid on split dollar life insurance policies of $2,252, in 1995, $2,112 in 1994 and $2,120 in 1993, and Company matching contributions to the Frisch's Executive Savings Plan of $2,132 in 1995 and $1,148 in 1994.

(g) Represents premiums paid on split dollar life insurance policies of $1,663 in all three years and Company matching contributions to the Frisch's Executive Savings Plan of $1,503 in 1995 and $798 in 1994.

(h) Represents premiums paid on split dollar life insurance policies of $687 in all three years and Company matching contributions to the Frisch's Executive Savings Plan of $1,000 in 1995 and $539 in 1994.

     The 1993 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders. Pursuant to the Plan, options for shares of the Common Stock of the Company are granted to officers and key management personnel, as determined by a committee of the Board of Directors. Under the 1993 Plan, options with terms not in excess of ten years from the date of grant and stock appreciation rights may be granted until May 8, 2004. See Employment Contracts and Changes-in-Control Arrangements. No options or stock appreciation rights were granted for the fiscal year ended May 28, 1995.

     The following table sets forth information regarding the exercise of stock options under the 1984 Stock Option Plan by each of the named executive officers during fiscal year 1995 and the value of all remaining options (all of which are exercisable) at May 28, 1995:


                          AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                  VALUE OF
                                                                NUMBER OF       UNEXERCISED
                                 SHARES                        UNEXERCISED      IN-THE-MONEY
                               ACQUIRED ON      NET VALUE      OPTIONS AT        OPTIONS AT
            NAME                EXERCISE        REALIZED         5/28/95          5/28/95
----------------------------   -----------      ---------      -----------      ------------
Craig F. Maier..............        0               0             94,208              0
Jack C. Maier...............        0               0             78,952              0
Marvin G. Fields............        0               0             13,156              0
Louis J. Ullman.............        0               0             13,156              0
Richard T. Mallon...........        0               0              4,603              0

           DEFINED BENEFIT PENSION PLAN AND EXECUTIVE RETIREMENT PLAN

     The Pension Plan adopted by the Board of Directors which includes the participation of executive officers of the Company provides payments of annual benefits to employees covered by the Plan upon retirement.

     Under the qualified Pension Plan, an individual's monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28.

     Average monthly compensation is based upon the participant's five highest compensation periods. The compensation periods need not be consecutive. For years prior to 1982, the compensation period is the month of September. For years 1982 through 1991, the compensation period is the month of July. For years after 1991, the compensation period is the entire calendar year, therefore, the monthly compensation for the period is 1/12 of the annual compensation.

     Compensation that is taken into consideration for periods through 1991 consists of regular wages, excluding overtime, bonuses, commissions, special pay, severance pay and expense reimbursements, but including elective contributions to employee benefit plans. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant's W-2 and all other payments by the Company which are reported to the IRS on Form 1099.

     Amounts set aside under the Plan are computed on an actuarial basis using an aggregate funding method and cannot be readily allocated to individual employees. No contribution was made to the Plan during the fiscal year ended May 28, 1995.

     Estimated annual retirement benefits at normal retirement age from the Pension Plan for Messrs. Craig F. Maier, Marvin G. Fields, Louis J. Ullman, and Richard T. Mallon would be, respectively, $84,000, $83,000, $71,000, and $45,000. In 1995, Mr. Jack C. Maier, in accordance with the provisions of the Plan, received a lump sum distribution of the future annual benefits to which he was entitled under the Plan.

     Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account, which is currently set at $150,000. The annual limitation for some of the years prior to 1995 was substantially higher. The Company has adopted an unfunded Executive Retirement Plan which provides to qualified employees whose compensation exceeds the Internal Revenue Code limitation, a supplemental retirement benefit equal to the reduction in their benefits under the Pension Plan. Currently, Messrs. Craig
F. Maier, Marvin G. Fields and Louis J. Ullman are eligible, at their normal retirement ages, to receive supplemental annual benefits under the Executive Retirement Plan of $26,099, $3,708 and $2,960, respectively.

            EMPLOYMENT CONTRACTS AND CHANGES-IN-CONTROL ARRANGEMENTS

     Pursuant to an employment agreement between the Company and Jack C. Maier, effective May 29,1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing two fiscal years a base salary of $300,000 per year. In addition, the agreement provides that upon its expiration or upon Mr. Maier's retirement, disability or death, there shall be paid for each of the next ten years a sum equal to 50% of the base salary payable at the end of his preceding employment agreement, adjusted annually to reflect 50% of the annual percentage change in the Consumer Price Index. Alternatively, the recipient may elect at any time to receive in a lump sum the present value of all remaining payments. In the fiscal year ended May 28, 1995, the Company paid a premium of $85,000 on a whole life insurance policy on the life of Mr. Maier to fund this obligation. The agreement also provides that upon cessation of employment, Mr. Maier will provide consulting services to the Company, for which he shall be paid a fee of $100,000 per year.

     Pursuant to an employment agreement between the Company and Craig F. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing five fiscal years a base salary of $135,920 per year adjusted annually to reflect 50% of the annual change in the Consumer Price Index. Further the agreement provides that upon Mr. Maier's disability, there shall be paid each year while he is alive for up to ten years a sum equal to 75% of his average compensation over the three preceding calendar years, adjusted annually after the first year to reflect 75% of the annual percentage change in the Consumer Price Index. In addition, the agreement provides that Mr. Maier is to be paid for each of the five ensuing fiscal years incentive compensation equal to 3% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings exceed 5% of total revenue of the Company (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). 80% of incentive compensation is to be paid in cash and 20% in the Company's Common Stock. The agreement also provides that Mr. Maier will be granted stock options in any year in which incentive compensation is earned. The number of options awarded is calculated by dividing the dollar amount of Mr. Maier's incentive compensation by the average of the highest and the lowest price of the Company's Common Stock during the year for which the incentive compensation was earned and multiplying the result by two. The exercise price of the options shall be equal to the fair market value of the Common Stock on the date of grant. Options may not be exercised until six months after the date granted or such later time period as may be required by the Company's Stock Option Committee, which period may not exceed five years.

     The provisions of the agreement with respect to compensation are identical to those in his previous agreement except that the number of stock options which can be earned has been doubled. The first year's base salary is the same as the last year of his previous agreement increased by 50% of the annual percentage change in the Consumer Price Index. The basis for the establishment of the base salary and incentive compensation under the previous agreement was data provided by an independent consultant that was derived from a survey of comparable restaurant companies and data obtained from the proxy statements of publicly held restaurant companies. The base salary was established in the bottom quartile of the base salaries paid by such companies. The incentive compensation formula was designed to tie performance to shareholder value by awarding no incentive compensation unless consolidated pre-tax earnings reach at least 5% of revenue and by permitting the aggregate of the base salary and incentive compensation to reach the top quartile of total compensation paid by the aforesaid companies if consolidated pre-tax earnings projections were achieved. The number of options to be awarded was doubled to increase the equity component of his compensation.

     The Company has entered into agreements with Craig F. Maier, Marvin G. Fields and Louis J. Ullman which provide that if there is a change in control of the Company that has not been approved by existing management, the Company shall either continue their employment for up to three years with compensation and perquisites equal to that which they would have received had there not been such a change or terminate their employment and make lump sum payments to them equal to the present value of such compensation and continue such perquisites until the end of the period for which their employment would have continued. The maximum aggregate lump sum payments which would be payable to them under these agreements if they were terminated on the date of mailing of this Proxy Statement, would be approximately $1,900,000. The discount rate used for determining the amount of such payments was 2.71%, in accordance with provisions of the agreements.

                         COMPENSATION COMMITTEE REPORT

     The compensation of Jack C. Maier and Craig F. Maier for the fiscal year ended May 28, 1995 was determined in accordance with the terms of employment agreements approved by the Board of Directors in 1990. The Compensation Committee believes that these agreements are consistent with the Company's executive compensation policies.

     The compensation of all other executive officers for the fiscal year ended May 28, 1995 was determined by the Compensation Committee in accordance with salary merit increase guidelines and incentive compensation formulas established prior to the commencement of the fiscal year.

     The policies of the Compensation Committee with respect to the Company's executive officers are: (1) to pay salaries generally in the middle of the range of salaries paid to executives of comparable levels of responsibility by comparable restaurant companies; (2) to grant merit increases in salary, within the salary range, based primarily on job performance as measured by specific, pre-determined individual goals; and (3) to award bonuses based on how well individual goals are achieved and how well the Company performs.

     To determine the salaries of the Company's executive officers, the Company establishes a series of salary ranges which correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant that is derived from an annual survey of approximately 60 comparable restaurant companies, including three of the five companies comprising the S&P Restaurants Index used for the Performance Graph. The Committee sets the Company's salary ranges to fall generally in the middle of the competitive ranges. Individual salaries are set within the applicable salary range and are reevaluated annually. Merit increases are granted within the salary range based on job performance as measured against one or more individual performance goals established annually for each executive.

     Under the Company's incentive compensation program, executive officers are entitled to earn annual bonuses of up to 22.5% of each officer's salary. Each individual executive officer's bonus is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company's pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 6% of revenues. Of the total bonus earned, 20% is paid in shares of the Company's Common Stock and the remainder is paid in cash. All shares received by the executive must be held for a period of two years. During fiscal 1995, no incentive compensation was paid because the pre-tax consolidated earnings test was not met.

                                              Jack C. Maier
                                              Craig F. Maier
                                              Louis J. Ullman

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the Standard & Poor's Restaurants Index and the Standard & Poor's 500 Stock Index over the five year period ending May 31, 1995. The graph assumes an investment of $100 in the Company's Common Stock and each index on May 31, 1990, and reinvestment of all dividends.

                           FRISCH'S RESTAURANTS, INC.
                  COMPARISON OF FIVE-YEAR TOTAL RETURN TO THE
                  S&P RESTAURANTS INDEX AND THE S&P 500 INDEX

                                                   S&P RES-
      MEASUREMENT PERIOD                           TAURANTS       S&P 500 IN-
    (FISCAL YEAR COVERED)             FRS            INDEX            DEX
1990                                       100             100             100
1991                                        56             106             112
1992                                       113             139             123
1993                                       100             150             137
1994                                        86             184             143
1995                                        58             218             172

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has unanimously selected the firm of Grant Thornton LLP as auditors to make an examination of the accounts of the Company for the fiscal year commencing May 29, 1995. This firm of independent certified public accountants has made the audits of the Company's accounts since 1952. Such selection of auditors is submitted to the shareholders for ratification and approval or rejection. If rejected, the Board of Directors will select other auditors.

     Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders. They will be afforded an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from the shareholders.

     Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote thereat. Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies which are marked "Abstain" will be counted as present for the purpose of determining a quorum and will have the effect of a vote against the proposal.

               SHAREHOLDER PROPOSAL TO AMEND CODE OF REGULATIONS

     The Company has been advised by H. Thompson Rice, 1301 48th Avenue, Myrtle Beach, SC 29577, as custodian for James Lucas Rice, who is the owner of 232 shares of the Common Stock of the Company, that he or his duly appointed representative intends to present the following proposal (the "Proposal") at the meeting.

     Whereas, H. Thompson Rice is concerned about the long-term economic performance of companies in which he invests, and

     Whereas, the Board of Directors of a company is accountable to shareholders for the performance of management and the company, and H. Thompson Rice believes that a majority of directors should be independent of management, and

     Whereas, the Board of Directors is meant to be an independent body elected by shareholders and is charged by law and by the shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     Whereas, the company's interest can best be served by having directors who are independent of management and who represent a breadth of experience,

     Now therefore, be it resolved that: The shareholders request that the Board of Directors amend the By-Laws to provide that the Board of Directors consist of a majority of independent directors. For those purposes, an independent director is one who: (1) has not been employed by the company, or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants;
(3) is not employed by a significant customer or supplier; (4) does not and did not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. We request that this by-law amendment be applied only to nominees for directors at meetings subsequent to the 1995 annual meeting.

     THE BOARD OF DIRECTORS HAS CONSIDERED THE FOREGOING PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST IT.

     The existing Board of Directors consists of a combination of senior executives of the Company, outside counsel, members of the founding family of the Company and two members who are not employees of the Company. The composition of the Board already represents the constituencies which are vitally concerned with the long-term economic performance of the Company. The Board consists of individuals who provide an effective combination of knowledge of the business and historical perspective. The founding family holds a significant interest in the Company and plays an active role on the Board and in management. The continuing long-term success of the Company is of paramount importance to all shareholders including the family.

Shareholder interests are better served by voting against the Proposal because of the foregoing and the Board of Directors' belief that the Proposal's definition of "independent director" is too narrow and could limit the availability of talented individuals to serve on the Board.

     Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies which are marked "Abstain" or Proxies on which a broker has indicated a lack of discretionary authority will be counted as present for the purpose of determining a quorum, but will not be voted on the Proposal.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1996 annual meeting must be received at the Company's executive offices on or before April 24, 1996 in order to be considered for inclusion in the Proxy and Proxy Statement issued by the Board of Directors with respect to that meeting.

                              COST OF SOLICITATION

     The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting, Proxy and any additional material relating to the meeting and the cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies in person or by telephone, for which they will not receive any special compensation.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any matters not now known of properly come before the meeting, the persons named in the enclosed Proxy or their substitutes will vote the shares represented by the Proxy on such matters in accordance with their judgment.

     The above Notice of Annual Meeting and this Proxy Statement are sent by order of the Board of Directors.
                                                                 ALFRED M. COHEN
                                                                       Secretary

Dated August 22, 1995

Preliminary Copy

PROXY                   FRISCH'S RESTAURANTS, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Jack C. Maier and Louis J. Ullman, and each of them, are hereby appointed attorneys-in-fact for the undersigned, with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of Common Stock of the undersigned at the annual meeting of shareholders of Frisch's Restaurants, Inc. to be held at Quality Hotel Riverview, 666 Fifth Street, Covington, Kentucky 41011 at 10:00 A.M. on the 2nd day of October, 1995, and at any adjournments thereof, as hereinafter specified and upon such other business as shall properly come before the meeting. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW, IN FAVOR OF THE PROPOSAL TO APPROVE THE APPOINTMENT OF THE AUDITORS AND AGAINST THE PROPOSAL TO AMEND THE CODE OF REGULATIONS. AS TO ANY OTHER MATTER OR IF ANY OF SAID NOMINEES IS NOT AVAILABLE FOR ELECTION, SAID ATTORNEYS SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

(1) Election of Directors
    / / FOR all nominees listed         / / WITHHOLD AUTHORITY
    (except as marked to the contrary)    to vote for all nominees
                                        listed

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME.)

MARVIN G. FIELDS, DANIEL W. GEEDING, BLANCHE F. MAIER, CRAIG F. MAIER.

                          (Continued and to be signed and dated on reverse side)

(Continued from other side)

(2) The proposal to ratify and              3. Proposal to amend the Code of
    approve the appointment of                 Regulations to require that a
    Grant Thornton LLP as                      majority of the Board of Direc-
    independent auditors.                      tors be independent of
    / / FOR  / / AGAINST  / / ABSTAIN          management.
                                               / / FOR  / / AGAINST  /  /ABSTAIN

                                            Dated:                      , 1995

                                            ----------------------------------
                                                        Signature

                                            ----------------------------------
                                                Signature if held jointly.

                                            (Please date, sign as name appears
                                            at the left, and return promptly.
                                            If the shares of Common Stock are
                                            registered in the names of two or
                                            more persons, each should sign.
                                            When signing as Corporate Officer,
                                            Partner, Executor, Administrator,
                                            Trustee or Guardian, please give
                                            full title. Please note any
                                            changes in your address alongside
                                            the address as it appears in the
                                            proxy.)